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                                                                      Exhibit 10

                                 THIRD AMENDMENT
                                     TO THE
                      APPLIED INDUSTRIAL TECHNOLOGIES, INC.
                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
                           (JULY 1, 1997 RESTATEMENT)

         WHEREAS, the Applied Industrial Technologies, Inc. Supplemental Executive Retirement Plan (formerly known as the Bearings, Inc. Supplemental Executive Retirement Plan and hereinafter referred to as the "Plan") was established on January 21, 1988, by Applied Industrial Technologies, Inc. (formerly known as Bearings, Inc. and hereinafter referred to as the "Company") to provide supplemental retirement benefits for certain key executives of the Company; and

         WHEREAS, effective as of July 1, 1997, the Plan was amended and restated; and

         WHEREAS, the Plan was amended subsequently on two occasions; and

         WHEREAS, the Company desires to again amend the Plan;

         NOW, THEREFORE, effective as of October 1, 2000, Section 6.3 of the Plan is hereby amended to provide as follows:

         6.3 PAYMENT UNDER AN OPTION. A monthly benefit payment under Option A, B, C, or D shall be made to an eligible Participant at the same time as the monthly benefit payment otherwise payable to him under the Plan would have commenced. Monthly benefit payments which become payable to a Contingent Annuitant of a Participant under Option A, B, or C shall commence with the month following the month in which the death of such Participant occurs and shall be payable monthly thereafter during the life of the Contingent Annuitant, the last payment being for the month in which the death of the Contingent Annuitant occurs. Monthly payments which become payable hereunder to a Term-Certain Beneficiary of a Participant under Option D shall commence with the month following the month in which the death of such Participant occurs, and the last such monthly payment shall be made for the last month in the term certain; provided, however, that in the event that any such monthly payments become payable to the estate of any person or to a trust, a lump-sum amount shall be paid to such estate or trust in lieu thereof. Such lump-sum amount shall be equal to the present actuarial value of the aggregate monthly payments otherwise payable to such estate or trust in accordance with the provisions of Section
11.7. Any single sum payment under Option I shall be made to an eligible Participant as of the January 1st or July 1st immediately following his retirement, whichever occurs earlier (the "Payment Date"); provided, however, that if such payment would cause the recognition of a settlement of a pension obligation on the income statement of the Company under the provisions of the Financial Accounting Standards Board Statement 88 (a "Settlement Expense"), such payment shall be made in installments beginning with the Payment Date and continuing on the first day of each fiscal year of the Company thereafter in such maximum amounts which will, in the opinion of the Plan's actuary, not cause a Settlement Expense. Any portion of a lump sum payment which is not paid to a Participant on the Payment Date shall accrue interest until paid in accordance with the foregoing


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provisions of this Section 6.3 at the annual rate utilized by the actuary for
Plan accrual purposes on the date such Participant retires.

         Executed at Cleveland, Ohio, this 28th day of December , 2000.
                                           ----        --------

                                           APPLIED INDUSTRIAL TECHNOLOGIES, INC.

                                           By: /s/ Robert C. Stinson
                                               ---------------------------------
                                               Title:  Vice President

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